                                                                    Exhibit 10.3
                                                                    EXHIBIT D



                 GENERAL ASSIGNMENT, ASSUMPTION AND AGREEMENT
              REGARDING LITIGATION, CLAIMS AND OTHER LIABILITIES



                                    Between

                              APPLIED POWER INC.

                                      and

                                   APW LTD.



                            Dated __________, 2000

                                                                       EXHIBIT D

                               TABLE OF CONTENTS

                 GENERAL ASSIGNMENT, ASSUMPTION AND AGREEMENT
              REGARDING LITIGATION, CLAIMS AND OTHER LIABILITIES

                                                                            Page
                                                                            ----
1.   Assignment and Assumption............................................     2
     1.1  General Assignment..............................................     2
     1.2  Accounting Records..............................................     4
     1.3  General Assumption..............................................     4
     1.4  Special Assumption Arrangements.................................     6
     1.5  Liabilities Not Assumed.........................................     6
     1.6  Allocation of Joint Assets and Liabilities......................     7
     1.7  Classification of Litigation and Claims.........................     7

2.   Assumed Liabilities, Exculpation and Indemnification by APW..........     7

3.   Exculpation and Indemnification by API...............................     8

4.   Specific Indemnification Issues......................................     9
     4.1  Worker's Compensation...........................................     9
     4.2  Specific Litigation Retained by API.............................     9
     4.3  Officer, Director, Employee or Agent Liability..................    10
     4.4  Post-Effective Date Contracts Between API & APW.................    10
     4.5  Joint Liability.................................................    10

5.   Notice and Payment of Claims.........................................    10
     5.1  Procedure for Notification......................................    10
     5.2  Waiver of Objection.............................................    11
     5.3  Insurance Coverage..............................................    11

6.   Defense of Third-Party Claims........................................    11
     6.1  Assumption of Third-Party Claims................................    11
     6.2  Settlement of Third-Party Claims................................    12
     6.3  Indemnification After Settlement................................    12
     6.4  Third-Party Joint  Liability Claim..............................    12

7.   Cooperation and Preservation of Records..............................    12
     7.1  General.........................................................    12
     7.2  Availability of Records.........................................    13
     7.3  Retention of Records............................................    13
     7.4  Cost of Access to Records.......................................    13

                                    D-ToC-1

     7.5  Confidential or Proprietary Records.............................  13

8.   Dispute Resolution...................................................  13
     8.1  General.........................................................  13
     8.2  Arbitration.....................................................  13
     8.3  Legal Proceedings...............................................  14

9.   Notices..............................................................  14
     9.1  General.........................................................  14
     9.2  Change in Address...............................................  14

10.  Amendment and Non-Waiver.............................................  14
     10.1 Written Amendment and Waiver....................................  14
     10.2 Limited Amendment or Waiver.....................................  14

11.  Miscellaneous........................................................  14
     11.1 Governing Law...................................................  14
     11.2 Entire Agreement................................................  14
     11.3 Parties In Interest.............................................  15
     11.4 Effectiveness...................................................  15
     11.5 Reformation and Severability....................................  15
     11.6 Titles and Headings.............................................  15
     11.7 Counterparts....................................................  15

                                    D-ToC-2

                                                                       EXHIBIT D

                 GENERAL ASSIGNMENT, ASSUMPTION AND AGREEMENT
              REGARDING LITIGATION, CLAIMS AND OTHER LIABILITIES

     This Agreement, dated as of __________, 2000, between APPLIED POWER INC., a Wisconsin corporation with offices at 6101 N. Baker Road, Milwaukee, WI 53209 ("API"), and APW LTD., a Bermuda corporation with offices at N22 W23685 Ridgeview Parkway West, Waukesha, Wisconsin 53188-1013 ("APW"), shall govern the rights and obligations of API and APW with respect to the assignment of assets and assumption of liabilities associated with, or arising out of, the assets, business or operations of the electronics or enclosure business ("Electronics Business") as set forth on Schedule 1 hereto. Reference is made to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties (the "Contribution Agreement:). After the spin-off, API will continue to operate the industrial business ("Industrial Business"). APW and the corporations and other entities listed on Schedule 1 will conduct the Electronic Business. The term "API" when used in this Agreement shall not be construed to include the Electronics Business where such construction would have the effect of negating any obligation of APW and its subsidiaries or the Electronics Business hereunder. The term "APW" when used in this Agreement shall not be construed to include API and its subsidiaries or any enterprise other than those which will conduct the Electronics Business where such construction would have the effect of negating any obligation of APW and its subsidiaries or such other enterprises hereunder.


                                   RECITALS

     WHEREAS, API hereby and by certain other instruments of even date herewith transfers or will transfer to APW, effective as of 12:01 a.m., Central Standard Time, __________, 2000, or such other date as specified as the effective date ("Effective Date") in or pursuant to the Contribution Agreement, those assets of API arising out of, relating to, or associated with API's Electronics Business as conducted by the Electronics Business including the assets described in
Section 1.1 hereof ("Electronics Assets") in accordance with the Contribution Agreement between the parties, and including, without limitation, assets associated, in whole or in part, with the past, present and future development, production, manufacture, marketing, use, storage, distribution, disposal and sale of the electronics and enclosure and related products manufactured by the Electronics Business ("Electronics Business Products") throughout the world.

     WHEREAS, the parties hereto intend, by this Agreement and the other agreements and instruments provided for in the Contribution Agreement, to cause API to convey to APW all of the business and assets of the Electronics Business owned by API, including, without limitation, the subsidiaries and other enterprises listed on Schedule 1.

     WHEREAS, the parties further intend that APW shall assume certain of the liabilities of API.

     WHEREAS, and without limiting the generality of the foregoing, the parties acknowledge that, as of the Effective Date, there will be pending certain litigation brought and threatened against API, and there are certain claims alleged against API associated with or arising out of the Electronics Business, which may include, without limitation, civil actions, workers' compensation proceedings, administrative and regulatory proceedings, investigations, audits, inquiries, demands, claims and threatened actions ("Litigation and Claims").

     WHEREAS, it is anticipated that after the Effective Date there may be further Litigation and Claims brought, threatened or alleged against API associated with or arising out of the activities of the Electronics Business prior to the Effective Date and other instances of Litigation and Claims brought, threatened or alleged against either APW or API associated with or arising out of the activities of the other party after the Effective Date.

     WHEREAS, by this Agreement API and APW seek to implement the general principle that with the exceptions noted herein, in the Contribution Agreement and in the other agreements and instruments provided for in the Contribution Agreement including any Schedules, Exhibits or Annexes thereto (collectively, "Contribution Documents"), APW shall be responsible for any Litigation and Claims directly and primarily associated with or directly and primarily arising at any time out of the Electronics Business and the assets, business and operations used and conducted by APW, currently or previously, following the Effective Date and API shall be responsible for any Litigation and Claims associated with or arising at any time out of API's other assets, business and operations, including former operations of API not directly relating to the Electronics Business.

     NOW THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the Contribution Documents, the parties hereto agree as follows:

1.   Assignment and Assumption.

     1.1  General Assignment.  At the Effective Date, and except as specifically
          ------------------
provided in the Contribution Documents, API hereby assigns, transfers, conveys and delivers to APW and APW hereby accepts the assets, whether tangible or intangible, known or unknown, arising out of, relating to, or associated with the Electronics Business, Electronics Business Products or Electronics Assets except as specifically provided elsewhere in the Contribution Documents, and except for assets the disposition of which is subject to separate agreements between the parties, all other assets, tangible or intangible, known or unknown, related to, arising out of, or associated with, or used or held for use in the Electronics Business, whether or not reflected or required to be reflected on the books and records of API and its subsidiaries, including any subsidiary's ledgers ("Accounting Records"), as of the Effective Date, including without limitation:

          (a) all of the outstanding equity securities of the entities listed on Schedule 1 hereto which are owned by API;

          (b) to the extent related to the Electronics Business, all airplanes, automobiles and trucks owned or leased by API and subsidiaries, and all associated spare parts, as reflected on the Accounting Records, as of the Effective Date ("Transportation Equipment"), including without limitation, the Transportation Equipment shown on Attachment A hereto;

          (c) to the extent used in the Electronics Business, Electronics Business Products or Electronics Assets, all customer lists (including sales and service lists), prospect lists, and supplier records, correspondence and product literature, artwork, Accounting Records and files, design, development and manufacturing files, vendor and customer drawings, formulas and specifications for equipment and raw materials currently used in the operation of the Electronics Business, wherever located ("Business Records") and in whatever form such Business Records may exist as of the Effective Date;

          (d) to the extent related to the Electronics Business, Electronics Business Products or Electronics Assets, the rights of API under all agreements for the purchase by or the furnishing to or for the benefit of the Electronics Business of raw materials, parts, supplies and services relating to the Electronics Business, including the Electronics Business Products, as of the Effective Date ("Purchase Orders");

          (e) the rights, title, and interest of API or its subsidiaries under every agreement or contract to sell Electronics Business Products and services arising before the Effective Date, and any bids or offers made by API or its subsidiaries to sell Electronics Business Products or services in connection therewith to the extent such Electronics Business Products have not been shipped or such services have not been rendered prior to the Effective Date ("Sales Orders");

          (f) the rights of API or its subsidiaries under the miscellaneous agreements and assets listed on Exhibit B hereto ("Miscellaneous Agreements") including, without limitation, corporate assets of API listed on Exhibit B hereto;

          (g) all trade accounts and notes receivable related to the sale of Electronics Business Products and services ("Receivables") as reflected on the Accounting Records as of the Effective Date;

          (h) to the extent related primarily to the Electronics Business, Electronics Business Products or Electronics Assets, prepaid expenses as reflected on the Accounting Records, as of the Effective Date; and

          (i)  cash in the amount of $250,000.

Except as specifically provided above or elsewhere in the Contribution Documents, APW will not receive any of the API cash on hand, cash in banks, cash equivalents and investments. APW will also retain checkbooks and canceled checks, or any tax and Accounting Records located at APW's headquarters, provided that API shall be entitled to copies of tax and Accounting Records relating to the Industrial Business located at APW headquarters, with API and APW sharing the copying expense equally.

     1.2  Accounting Records.  The parties acknowledge and agree that the
          ------------------
Accounting Records as of the Effective Date will be prepared by APW as soon as practicable after the Effective Date. Each party agrees to use the normal accounting procedures and practices, consistent with past practices, in preparing the Accounting Records which will be used as a reference for conveying the assets and liabilities to APW. In case of any differences or questions about the preparation of such documents, the parties agree to resolve any controversy in accordance with Section 8 of this Agreement.

     1.3  General Assumption.  At the Effective Date, and except as specifically
          ------------------
provided in the Contribution Documents, APW hereby irrevocably assumes the obligations and liabilities of API incurred by the Electronics Business or otherwise to the extent arising out of, relating to or associated with the Electronics Business, the Electronics Business Products or the Electronics Assets, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, and whether arising out of circumstances existing prior to or on and after the Effective Date, (such liabilities and obligations, being herein referred to collectively as the "Assumed Liabilities") except as provided elsewhere in the Contribution Documents, and except for obligations, liabilities and expenses the allocation of responsibility for which is subject to separate agreements between the parties as set forth in the Contribution Documents, all other obligations, liabilities and expenses directly and primarily relating to, arising out of, or associated with the Electronics Business, Electronics Business Products or any Electronics Assets, whether or not reflected or required to be reflected in the Accounting Records, including without limitation:

          (a) obligations and liabilities directly and primarily arising out of, relating to, or associated with all Transportation Equipment;

          (b) obligations and liabilities directly and primarily arising out of, relating to, or associated with all Sales Orders and all Receivables;

          (c) obligations and liabilities directly and primarily arising out of, relating to, or associated with all Purchase Orders;

          (d) obligations and liabilities directly and primarily arising out of, relating to, or associated with all Miscellaneous Agreements;

          (e) obligations and liabilities arising out of, relating to, or associated with all accounts payable associated with the Electronics Business as reflected on the Accounting Records, as of the Effective Date;

          (f) obligations and liabilities arising out of, relating to, or associated with all product warranty obligations, including any product recall obligations or liabilities whenever arising directly and primarily with respect to Electronics Business Products, whether shipped prior to or on or after the Effective Date;

          (g) obligations and liabilities resulting from claims for personal injury or property damage or consequential damage which are caused by any actual or alleged defect in or actual or alleged breach of warranty directly and primarily related to any Electronics Business Products or the Electronics Assets or Electronics Business, whether arising prior to or on or after the Effective Date;

          (h) all Litigation and Claims pending as of the Effective Date against API or any API subsidiary ("Pending Electronics Business Litigation") and all Litigation and Claims brought against APW or API, or any APW or API subsidiary, after the Effective Date ("New Electronics Business Litigation"), in each case if and solely to the extent that such Litigation and Claims (in whole or in part) directly and primarily arise out of or are associated with (regardless of the party named in the allegation or complaint) the Electronics Business, any Electronics Business Products or any Electronics Assets, or the assets, business and operations used and conducted by APW on and after the Effective Date, or directly and primarily arise out of, relate to or are associated with APW's obligations, covenants, warranties, representations, assumptions and agreements contained or reflected in the Contribution Documents, or any other activities of APW (whether or not in the ordinary course of business and whether occurring before or on or after the Effective Date);

          (i) except to the extent provided to the contrary by Section 4.2, every and all obligations, liabilities and expenses (including closure or remediation costs) of API for harm or alleged harm to the environment directly and primarily arising out of or associated with the Electronics Business, any Electronics Business Products or any Electronics Assets ("Environmental Liabilities"); provided, however, APW does not assume any such obligations, liabilities or expenses with respect to the disposal or use by API of Electronics Business Products or APW products purchased by API after the Effective Date or those listed on
               Schedule 1.3(i); and

          (j) all liabilities of API in any instance where APW is operating as agent or subcontractor under Section 4.3 of the Contribution Agreement or any agreement or instrument provided for therein provided that APW will not be responsible for or indemnify API for any claims, damages, liabilities and expenses whatsoever to the extent such arose out of or in connection with

               API's performance of or omission to perform any of its remaining obligations under Section 4.3 of the Contribution Agreement.

APW shall be responsible for the Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Date, regardless of where or against whom such Assumed Liabilities are asserted (including any Assumed Liabilities arising out of claims made by APW's directors, officers, employees, agents, subsidiaries and affiliates against API) or whether asserted prior or subsequent to the Effective Date and regardless of whether such Assumed Liabilities arose from negligence, reckless, violation of law, fraud, or misrepresentation by API or any of its directors, officers, employees, agents, subsidiaries or affiliates.

     1.4  Special Assumption Arrangements.  The parties acknowledge and agree
          -------------------------------
that certain assets and obligations, liabilities, and expenses relating to, arising out of or associated with the Electronics Business, the Electronics Business Products and the Electronics Assets as of the Effective Date are the subject of separate agreements between the parties. The transfer of assets and assumption of obligations, liabilities, and expenses provided for in this Agreement is subject in all respects to the provisions of such separate agreements insofar as the provisions of this Agreement may be deemed to relate to the subject matter of such separate agreements and this Agreement shall not be deemed to effect the transfer of any asset or assumption of any obligation, liability, or expense expressly provided for pursuant to any of the separate agreements.

     1.5  Liabilities Not Assumed.  Notwithstanding anything to the contrary,
          -----------------------
APW does not assume any obligation, liability or expense if and to the extent that: (i) such obligation, liability, or expense (in whole or in part) arises out of or is associated with the assets, business or operations of API other than the Electronics Business, Electronics Business Products or Electronics Assets, or (ii) API has expressly agreed to retain such obligation, liability, or expense pursuant to the Contribution Documents (such obligations, liabilities, and expenses referred to in clauses (i) and (ii) of this sentence, together with all obligations, liabilities, and expenses of API arising out of or associated with Pending API Litigation and New API Litigation (each as hereinafter defined), being referred to herein as "Retained Liabilities," including the liabilities listed in Schedule 1.5 hereto). APW does not assume, and shall not be responsible for, any Litigation and Claims pending as of the Effective Date against API or any API subsidiary except subsidiaries listed on
Exhibit 1, exclusive of Litigation and Claims set forth in Section 1.3(h) or specifically assumed by APW in the Contribution Documents ("Pending API Litigation"), or Litigation and Claims brought, threatened or alleged against API, including any subsidiary, exclusive of Litigation and Claims set forth in
Section 1.3(h) or specifically assumed by APW in the Contribution Documents, after the Effective Date ("New API Litigation").

          API shall be responsible for the Retained Liabilities, regardless of when or where any such obligation, liability, or expense arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Date, regardless of where or against whom such obligation, liability, or expense is asserted or determined or whether asserted or determined prior to or subsequent to the Effective Date.

     1.6  Allocation of Joint Assets and Liabilities.  The parties are only
          ------------------------------------------
aware of one joint contract involving the purchase of steel. The parties agree that by this Agreement, API and APW, except as specifically provided in the Contribution Documents, seek to transfer, assign, and convey to APW, and/or have APW assume, as the case may be, the assets and liabilities of the Electronics Business, Electronics Business Products and the Electronics Assets. By this Agreement and except as otherwise provided in the Contribution Documents (including certain corporate assets), API does not intend to transfer, assign, and convey to APW and have APW assume, as the case may be, the assets and liabilities of API business, products, assets other than the Electronics Business, Electronics Business Products or Electronics Assets. The assets and liabilities listed on Schedule 1.6 hereto shall remain assets and liabilities of API.

          In the case of an asset or liability, if any, which relates to, arises out of, or is associated with both the Electronics Business and API, both parties agree to apportion the asset or liability among the parties in accordance with their respective interests in or responsibility for such asset or liability. If the asset or liability is not divisible, the asset or liability will be wholly allocated to the party to which party's business the indivisible asset or liability primarily relates. The parties will make this decision in accordance with Section 8 of this Agreement. The parties will use reasonable efforts to resolve any controversy or disputes as promptly as possible.

     1.7  Classification of Litigation and Claims.  Each party acknowledges that
          ---------------------------------------
the other party has previously informed each other of all Pending Electronics Business Litigation known to such party, other than workers' compensation claims. Such information was prepared by API to the best of its ability based upon facts reasonably available to it as of the date hereof. There may be additional Pending Electronics Business Litigation either commenced or threatened between the date such information was provided and the Effective Date or which was not reasonably identifiable and which should have been included in such information. The parties agree that such Litigation and Claims when identified shall be classified as Pending Electronics Business Litigation. The parties also agree that with respect to certain Litigation and Claims currently considered to be Pending Electronics Business Litigation, or later deemed as included, it may be or become difficult to determine whether they were properly so classified, in which case the parties agree to appropriately reclassify any such Litigation and Claims as newly discovered facts may indicate or, in the case of disputed facts, to negotiate their proper handling under Section 6 or
Section 8 hereof.

2.   Assumed Liabilities, Exculpation and Indemnification by APW.

     2.1 Subject to the provisions of Section 4 hereof, from and after the Effective Date, APW shall, without any further responsibility or liability of or recourse to, API, or any subsidiary of API or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, exclusive of APW and its subsidiaries (collectively, the "API Parties"), absolutely and irrevocably assume and be solely liable and responsible for the Assumed Liabilities. Neither API nor any of the other API Parties shall be liable to APW or any subsidiary of APW or any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees for any reason whatsoever on account of (i) any Assumed Liabilities or (ii) any obligations, liabilities or expenses arising out of or associated with or any Litigation and Claims arising out of or associated with the assets, business and operations used and conducted by APW following the Effective Date, arising from or associated with APW's obligations, covenants, warranties, representations, assumptions, agreements contained or reflected in the Contribution Documents, or any other activities of APW (whether or not in the ordinary course of business, and whether occurring before or on or after the Effective Date), except as otherwise specifically provided in the Contribution Documents; provided, that API shall remain liable to APW for any breach by API and its subsidiaries of any of its obligations, covenants, warranties, representations, assumptions or agreements contained or reflected in the Contribution Documents. The matters with respect to which the liability of API and the other API Parties is excluded pursuant to clauses (i) and (ii) of the preceding sentence are hereby referred to as the "Electronics Business Liabilities."

          APW shall fully indemnify, defend, save and hold harmless API and each of the other API Parties from and against all claims, liabilities, obligations, leases, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' or others' fees), expenses, fines, taxes, levies, imports, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever, to the extent directly and primarily arising out of or associated with the Electronics Business Liabilities (all of which are hereinafter in this Section collectively called the "API Damages").

          Except as specifically provided elsewhere, the indemnities provided by APW hereunder shall extend to any and all Electronics Business Liabilities of whatsoever nature, including, without limitation, any and all Electronics Business Liabilities with respect to environment, health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, product liability, warranty, merchantability or fitness of goods for any particular purpose, conformity of goods to contractual requirements, deceptive trade practice, misrepresentation, fraud or any other actual breach or violation of any obligation or requirement arising out of, or in connection with, Electronics Assets, the Electronics Business, Electronics Business Products or the assets, business and operations of APW.

3.   Exculpation and Indemnification by API.

     3.1 Subject to the provisions of Section 4 hereof, from and after the Effective Date, API shall, without any further responsibility or liability of, or recourse to, APW, or any subsidiary of APW or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees (collectively, the "APW Parties"), absolutely retain and be solely liable and responsible for the Retained Liabilities. From and after the Effective Date, neither APW nor any of the other APW Parties shall be liable to API or any subsidiary of API or any of their respective directors, shareholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees for any reason whatsoever: (i) on account of any Retained Liabilities; or (ii) on account of any obligations, liabilities or expenses arising out of or associated with the breach by API of any of its obligations under the Contribution Documents. The matters with respect to which API retains liability pursuant to clauses (i) and
(ii) of the preceding sentence are herein referred to as the "API Liabilities."

          API shall fully indemnify, defend, save and hold harmless APW and each of the other APW Parties from and against, all claims, liabilities, obligations, leases, costs, costs of defense (as and when incurred, and including reasonable outside attorneys' and consultants' fees), expenses, fines, taxes, levies, imports, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements, awards or judgments of any kind or nature whatsoever, to the extent directly and primarily arising out of or associated with the API Liabilities or, except as otherwise provided in the Contribution Documents, that otherwise are related to, arise from, or associated with the ownership, use, possession, operation or conduct of the assets, business or operations of API, other than the Electronics Assets and APW assets, Electronics Business and APW's business or Electronics Business Products or APW's products, before or after the Effective Date (all of which are hereinafter collectively called the "APW Damages").

          Except as specifically provided in the Contribution Documents, the indemnities provided by API hereunder shall extend to any and all API Liabilities of whatsoever nature, including, without limitation, any and all API Liabilities with respect to environment, health, safety, personal injury, property damage, employment, benefits, compensation, pension rights, claims arising out of contracts, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, deceptive trade practice misrepresentation, fraud or any other alleged or actual breach or violation of any obligation of or requirement arising out of, or in connection with, the assets, business or operations of API other than the Electronics Business, Electronics Assets, Electronics Business Products or the assets, business and operations of APW.

4.   Specific Indemnification Issues.

     4.1  Worker's Compensation.  Workers' compensation claims filed with the
          ---------------------
appropriate state administrative agency prior to the Effective Date by a person employed at the time of filing by API alleging that prior to the Effective Date such employee was injured while employed by API shall be considered to be API Liabilities. Any workers' compensation claims made against APW (including any subsidiaries) which are filed either on or after the Effective Date shall be considered to be Assumed Liabilities. Any workers' compensation claims made against API which are filed after the Effective Date shall be considered to be API Liabilities. In the event a party has a claim filed against it after the Effective Date which the party believes should be the responsibility of the other party (i.e. a misfiled claim), the parties agree to use the procedures set forth at Section 8 of the Agreement to resolve any dispute or controversy.

     4.2  Specific Litigation Retained by API. The parties agree that API will
          -----------------------------------
remain solely responsible for the pending claims listed on Schedule 4.2 hereto, and will indemnify the APW parties in respect thereto.

     4.3  Officer, Director, Employee or Agent Liability.  It is understood and
          ----------------------------------------------
agreed that, with respect to any obligation, liability, or expense or any Litigation and Claims arising out of or associated with, an act or omission of any officer, director, employee or agent of API or any of its subsidiaries prior to the Effective Date, the respective obligations of APW and API pursuant to this Agreement (including their respective indemnification obligations) shall be indemnified by API and otherwise, in full force and effect, regardless of whether such person was, at the time of such act or omission, an officer, director, employee or agent of the Electronics Business (including APW employees, officers or directors) or of API (excluding the Industrial Business) and regardless of whether such obligation, liability, or expense or Litigation and Claims are alleged or determined in any judgment, award or decree after trial to arise out of or be associated with such person's negligence, gross negligence, recklessness or intentional conduct or culpability.

     4.4  Post-Effective Date Contracts Between API & APW.  It is acknowledged
          -----------------------------------------------
that after the Effective Date the parties and their subsidiaries may have arms length negotiated business relationships between and among each other, which relationships are or shall be described in contracts, agreements and other documents entered into in the normal course of business. Such documents may include agreements by the parties and their affiliates and subsidiaries to supply after the Effective Date materials or services. Such business relationships shall not be subject to the indemnity or other provisions hereof or any other agreements covered by the Contribution Documents, unless the parties expressly agree to such in the agreements governing such relationships.

     4.5  Joint Liability.  In the event a claim, demand, action or proceeding
          ---------------
is brought by a third party in which the liability as between API and APW is determined after trial in any judgment, award or decree to be joint or in which the entitlement to indemnification hereunder is not readily determinable, the parties shall negotiate in good faith in an effort to agree, as between API and APW, on the proper allocation of liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 6.4, all in accordance with the provisions of and the principles set forth in this Agreement. In the absence of any such agreement, such allocation of liability or entitlement to indemnification, and such allocation of costs, shall be subject to ultimate resolution between API and APW based upon all of the relevant facts and circumstances pursuant to Section 8 and consistent with the policy set forth in the last whereas recital of this Agreement.

5.   Notice and Payment of Claims.

     5.1  Procedure for Notification.  If either a party to this Agreement or a
          --------------------------
person entitled to a defense and/or indemnification under this Agreement ("the Indemnified Party") determines that it is or may be entitled to a defense or indemnification by APW or API, as the case may be ("the Indemnifying Party"), under this Agreement:

          (a) The Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for a defense or indemnification, specifying the basis for the claim for defense and/or indemnification, the nature of the claim, and, if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified;

          (b) The Indemnifying Party shall have 30 days from receipt of the notice requesting indemnification within which to either (1) assume the defense of such litigation or claim; (2) pay the claim in immediately available funds; (3) reserve its rights pending negotiations under Section 6.4; or (4) object in accordance with
               Section 5.2. This 30 day period may be extended by express agreement of the parties.

          (c) However, if the amount for which the Indemnifying Party may be liable is not known or reasonably determinable at the time of such notice, the Indemnified Party shall deliver to the Indemnifying Party a further notice specifying the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified as soon as reasonably practicable after such amount is known or reasonably determinable and the Indemnifying Party shall have a further opportunity to take action as set forth above. Nothing in this subparagraph shall be interpreted to abrogate or delay an Indemnifying Party's obligation to provide the other with a defense under this Agreement.

     5.2  Waiver of Objection.  The Indemnifying Party may object to the claim
          -------------------
for defense and/or indemnification set forth in any notice; provided, however, that if the Indemnifying Party does not give the Indemnified Party written notice setting forth its objection to such claim (or the amount thereof) and the grounds therefor within the same 30-day period (or any extended period), the Indemnifying Party shall be deemed to have acknowledged its liability to provide a defense or for the amount of such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount or obtain such defense. Any objection to a claim for a defense or indemnification shall be resolved in accordance with Section 8.

     5.3  Insurance Coverage.  The right to a defense or indemnification under
          ------------------
this Agreement applies only insofar as defense and indemnification are not covered by insurance proceeds or the provision of legal defense received by a party from its insurance carrier. Nevertheless, the potential availability of insurance coverage to API or APW shall not relieve the other party of its obligations for defense or indemnification hereunder, or delay either party's obligation to the other to assume a defense or pay any sums due hereunder. Once proceeds are received appropriate adjustments will be made under the Insurance Matters Agreement, dated as of the date hereof, between API and APW, which governs the rights and obligations of API and APW with respect to such insurance.

6.   Defense of Third-Party Claims.

     6.1  Assumption of Third-Party Claims.  If the Indemnified Party's claim
          --------------------------------
for indemnification is based, under this Agreement, on a claim, demand, investigation, action or proceeding, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 5.2 hereof, the Indemnifying Party shall, within the 30-day period (or any extended period) referred to in Section 5 above, assume the defense of such third-party claim at its sole cost and expense and shall thereafter be designated as the case handler. Any such defense shall be conducted by attorneys employed by the Indemnifying Party. The Indemnified Party may retain attorneys of its own choosing to participate in such defense at the Indemnified Party's sole cost and expense.

     6.2  Settlement of Third-Party Claims.  If the Indemnifying Party assumes
          --------------------------------
the defense of any such third-party claim, the Indemnifying Party may settle or compromise the claim without the prior consent of the Indemnified Party so long as all present and future claims against the Indemnified Party relating to such third-party claim(s) are irrevocably and unconditionally released in full.

     6.3  Indemnification After Settlement.  The Indemnifying Party shall pay to
          --------------------------------
the Indemnified Party in immediately available funds the amount for which the Indemnified Party is entitled to be indemnified within 30 days after the settlement or compromise of such third-party claim or the final unappealable judgment of a court of competent jurisdiction (or within such longer period as agreed to by the parties). If the Indemnifying Party does not assume the defense of any such third-party claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party, except that the Indemnifying Party has the right to contest that it is obligated to the Indemnified Party under the terms of this Agreement, provided the Indemnifying Party shall have raised its objections in a timely manner under Section 5.2.

     6.4  Third-Party Joint Liability Claim.  In the event a claim, demand,
          ---------------------------------
action or proceeding is brought by a third party in which the liability as between API and APW is alleged to be joint or in which the entitlement to indemnification hereunder is not readily determinable (or, if an objection, in good faith, pursuant to Section 5.2 has been received), the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, as determined by representatives of API and APW, and which will be considered the case handler, unless otherwise agreed, provided, however, that neither party shall settle or compromise any such joint defense matter without the consent of the other. The costs of such joint defense, any settlement and any award or judgment (unless the award or judgment specifies otherwise) shall be borne as the parties may agree or, in the absence of such agreement, such costs shall be borne by the party incurring such costs, subject to ultimate resolution between APW and API based upon all of the relevant facts and circumstances pursuant to Section 8.

7.   Cooperation and Preservation of Records.

     7.1  General.  APW and API shall cooperate with one another fully and in a
          -------
timely manner in connection with the defense of any Pending Electronics Business Litigation, Threatened Electronics Business Litigation, New Electronics Business Litigation, Assumed Liabilities, Retained Liabilities or any other actual or threatened claim, investigation, audit or administrative or judicial action or proceeding brought or commenced by a third party (including any governmental agency or authority) involving any matter affecting the potential liability of API or APW, so long as API and APW are not directly adverse in a lawsuit between each other in that specific matter.

     7.2  Availability of Records.  The cooperation required by this Section,
          -----------------------
shall include, without limitation, making available to the other party during such normal business hours and upon reasonable notice, appropriate books, records and information ("Litigation Records"), officers and employees (without substantial interruption of employment) necessary or useful in connection with any accrued or actual or threatened claim, investigation, audit, action or proceeding, so long as API and APW are not directly adverse in a lawsuit between each other in that specific matter.

     7.3  Retention of Records.  Each party shall continue in force or, at the
          --------------------
request of the other party, shall issue notices exempting from destruction at the expiration of normal records retention periods any Litigation Records which the requesting party represents may be necessary to the defense of, or required to be produced in discovery in connection with, any claim, investigation, audit, action or proceeding and shall refrain from destroying any Litigation Records until authorized by the requesting party. The requesting party shall notify the other party promptly when the Litiga tion Records are no longer required to be maintained.

     7.4  Cost of Access to Records.  The party requesting access to Litigation
          -------------------------
Records or officers and employees pursuant to Section 7.2 or preservation of Litigation Records under Section 7.3 shall bear all reasonable out-of-pocket expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such Litigation Records or officers and employees.

     7.5  Confidential or Proprietary Records.  The party providing Litigation
          -----------------------------------
Records under this Section 7 may elect, upon a reasonable basis and within a reasonable time, to designate all or a portion of the Litigation Records as confidential or proprietary. If Litigation Records are so designated, the party receiving them will treat them as it would its own confidential or proprietary information and will take all reasonable steps to protect and safeguard the Litigation Records while in its own custody and will attempt to shield the information contained in the Litigation Records from disclosure by motions to quash, motions for a protective order, reduction or other appropriate actions.

8.   Dispute Resolution.

     8.1  General.  In an effort to resolve informally and amicably any claim or
          -------
controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, a party shall first notify the other of any difference or dispute hereunder that requires resolution. API and APW each shall designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification (or such longer period as may be agreed upon), the matter shall be submitted to a senior officer of API and APW, respectively, for consideration.

     8.2  Arbitration.  If settlement cannot be reached through the efforts of
          -----------
the senior officers within an additional 30 days or such longer period as may be agreed upon, the parties shall consider arbitration or other alternative means to resolve the dispute.

     8.3  Legal Proceedings.  If the parties are unable to agree on an
          -----------------
alternative dispute resolution mechanism as set forth in Section 8.2, either party may initiate legal proceedings to resolve such matter.

9.   Notices.

     9.1  General.  All notices and communications required or permitted under
          -------
this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or if mailed by first class mail, postage prepaid, or by air express service, with charges prepaid and addressed as follows:

          If to API:             Applied Power Inc.
                                 6101 N. Baker Road
                                 Milwaukee, WI  53209
                                 Attention: __________

          If to APW:             APW LTD.
                                 N22 W23685 Ridgeview Parkway West
                                 Waukesha, Wisconsin 53188-1013
                                 Attention: __________

     9.2  Change in Address.  Either party may, by written notice so delivered
          -----------------
to the other, change the address to which future delivery shall be made.

10.  Amendment and Non-Waiver.

     10.1 Written Amendment and Waiver.  This Agreement may not be altered or
          ----------------------------
amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

     10.2 Limited Amendment or Waiver.  No waiver of any term, provision or
          ---------------------------
condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

11.  Miscellaneous.

     11.1 Governing Law. This Agreement and the transactions contemplated hereby
          -------------
shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

     11.2 Entire Agreement.  The Contribution Documents constitute the entire
          ----------------
understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to their subject matter; provided, however, that the specific provisions of any other agreement between the parties executed and delivered by the parties in connection with the closing under the Contribution Agreement shall not be superseded by this Agreement and to the extent any such other agreement is in conflict herewith, such specific agreement shall control.

     11.3 Parties In Interest.  Neither party may assign its rights or delegate
          -------------------
any of its duties under this Agreement without prior written consent of the other. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any third party any benefits, rights or remedies.

     11.4 Effectiveness.  This Agreement shall become effective at the Effective
          -------------
Date and may be terminated by API at any time prior thereto without any liability on API's part.

     11.5 Reformation and Severability. If any provision of this Agreement shall
          ----------------------------
be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law.

     11.6 Titles and Headings. All titles and headings have been inserted solely
          -------------------
for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

     11.7 Counterparts.  This Agreement, and any other agreement to be executed
          ------------
in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers as of this _____ day of __________, 2000.

                              APPLIED POWER INC.


                              By: _________________________________________
                                  President and Chief Executive Officer


                              APW LTD.


                              By: _________________________________________
                                  President and Chief Executive Officer